Exhibit 99.1

Venus Concept Announces Third Quarter and First Nine Months of 2019 Financial Results

TORONTO, November 14, 2019 (PRNewswire) – Venus Concept Inc. (“Venus Concept” or the “Company”) (NASDAQ: VERO), a global medical aesthetic technology leader, provided standalone Venus Concept, Ltd. financial results for the third quarter and nine months ended September 30, 2019. The Company notes that the financial results provided do not give effect to the merger that closed on November 7, 2019 as described below.

The information in this press release reflects the unaudited financial information for the three and nine months ended September 30, 2019 and September 30, 2018.

Third Quarter 2019 Summary:

•	Third quarter total revenue increased 2.2% year-over-year, to $26.2 million, compared to $25.6 million in third quarter 2018.

•	Lease revenue[1] (subscriptions) decreased 8.1% year-over-year to $16.4 million.

•	System revenue[2] increased 16.8% year-over-year to approximately $7.1 million.

•	Product revenue[3] increased 6.8% year-over-year to $1.2 million.

•	Service revenue[4] increased 164.5% year-over-year to $1.5 million.

•	Operating loss of $6.6 million, compared to operating income of $1.1 million in third quarter 2018.

•	Net loss attributable to Venus Concept Ltd. of $8.6 million, compared to net loss attributable to Venus Concept Ltd. of $1.4 million in third quarter 2018.

•	Adjusted EBITDA income of $28 thousand, compared to adjusted EBITDA income of $1.7 million in third quarter 2018.

Third Quarter 2019 Operating Highlights:

•

On June 25, 2019, Venus Concept received U.S. Food and Drug Administration (FDA) 510(k) clearance to market and sell Venus Bliss™, a medical aesthetic platform that offers a comprehensive solution to fat reduction and cellulite reduction, with two technologies in one platform.

•	On August 14, 2019, Venus Concept issued $7.2 million in aggregate principal amount of unsecured senior subordinated convertible promissory notes to certain investors.

•	On August 21, 2019, Venus Concept issued $14.1 million in aggregate principal amount of unsecured senior subordinated convertible promissory notes to certain investors.

Merger with Restoration Robotics:

•

On November 7, 2019, Venus Concept announced the completion of its previously announced merger with Restoration Robotics, Inc. (“Restoration Robotics”) (NASDAQ: HAIR, through November 7, 2019), a leader in robotic hair restoration, effective as of November 7, 2019. Immediately following the completion of the merger, the Company effected a 15-for-1 reverse stock split of its common stock.

[1]	Includes all system sales with typical lease terms of 36 months.
[2]	Includes all systems sales with payment terms within 12 months.
[3]	Includes skincare, hair and other consumables payable upon receipt.
[4]	Includes NeoGraft technician services, ad agency services and extended warranty sales.

•

On November 7, 2019, immediately following the completion of the merger, Venus Concept completed a $28.0 million equity financing by EW Healthcare Partners, HealthQuest Capital, SEDCO Capital and others.

•	On November 7, 2019, immediately following the completion of the merger, the equity financing and the reverse stock split, the Company had 29,667,622 shares common stock outstanding.

“We are pleased with Venus Concept’s revenue performance over the first nine months of 2019, where we delivered total revenue growth of 6% year-over-year,” said Domenic Serafino, Chief Executive Officer of Venus Concept. “Total revenue growth during the first nine months of the year was driven by 7% growth in international markets and 6% growth in the United States. Total products and services revenue increased 41% during the first nine months of 2019, which more than offset an 8% decline in lease revenue from systems delivered under our subscription model. Our third quarter revenue growth was impacted by the protracted period between the announcement, and closing, of our merger with Restoration Robotics but we are focused on driving strong commercial execution in the fourth quarter and we remain confident in our ability to drive total revenue growth for the legacy Venus Concept business in the range of 5% to 8% in 2019.”

Mr. Serafino continued: “The outlook for Venus Concept is very positive following the closing of our merger with Restoration Robotics on November 7, 2019 and we have made significant progress in enhancing our financial condition with our recent financing activities. The integration of our two companies is well underway and we are excited by the prospects of the combined global commercial team in the years to come. Importantly, our combined R&D team is already collaborating on our strategic initiative to leverage the potentially powerful combination of Venus’ expertise in non-invasive energy-based technologies for aesthetic applications and Restoration Robotics’ expertise in robotic technology, 3D pre-operative planning and software. We believe the combined company is well positioned as a leading player in both the global minimally invasive/non-invasive medical aesthetics market and the minimally invasive surgical hair restoration market. We expect the combined company will have an attractive growth profile and a multi-year profitability improvement opportunity.”

Venus Concept Ltd.

Supplemental Financial Information – Revenue By Geographic Area

(Unaudited)

	Three Months Ended September 30,		Increase/(Decrease)		Nine Months Ended September 30,		Increase/(Decrease)
(Dollars in thousands)	2019	2018	$	%	2019	2018	$	%
United States	$10,118	$9,653	$465	4.8%	$31,337	$29,643	$1,694	5.7%
International	16,036	15,940	96	0.6%	47,215	44,324	2,891	6.5%

Total Revenue	$26,154	$25,593	$561	2.2%	$78,552	$73,967	$4,585	6.2%

Venus Concept Ltd.

Supplemental Financial Information – Revenue By Type

(Unaudited)

	Three Months Ended				Nine Months Ended
	September 30,		Increase/(Decrease)		September 30,		Increase/(Decrease)
(Dollars in thousands)	2019	2018	$	%	2019	2018	$	%
Lease revenue	$16,427	$17,869	$(1,442)	(8.1)%	$48,812	$52,885	$(4,073)	(7.7)%
System revenue	7,105	6,081	1,024	16.8%	21,189	16,011	5,178	32.3%
Product revenue	1,167	1,093	74	6.8%	4,117	3,193	924	28.9%
Service revenue	1,455	550	905	164.5%	4,434	1,878	2,556	136.1%

Total Revenue	$26,154	$25,593	$561	2.2%	$78,552	$73,967	$4,585	6.2%

Third Quarter 2019 Financial Results

Total revenue for the third quarter of 2019 increased $0.6 million, or 2.2%, to $26.2 million, compared to $25.6 million for the quarter ended September 30, 2018. Total products and services revenue for the third quarter of 2019 increased $8.7 million, or 41.1%, to $29.7 million, compared to $21.1 million for the third quarter of 2018. Total leases revenue declined $4.1 million, or 7.7%, to $48.8 million, compared to $52.9 million in the prior year period.

The increase in total revenue, by geography, was primarily attributable to an increase of $0.5 million, or 4.8%, in U.S. revenue. The increase in revenue in U.S. markets in the third quarter of 2019 was driven primarily by sales of newer technology platforms.

The increase in total revenue, by product category, was attributable to an increase of $1.0 million, or 16.8%, in system revenue, an increase of $0.9 million, or 164.5%, in service revenue and an increase of $0.1 million, or 6.8%, in product revenue which was partially offset by a decrease of $1.4 million, or 8.1%, in lease revenue. The increase in system revenue in the third quarter of 2019 was driven by a 25% increase in the aggregate number of systems sold compared to the prior year period. The increase in service revenue in the third quarter of 2019 was driven by the addition of the NeoGrafter technician services as part of the NeoGraft acquisition and the Company’s 2two5 ad agency services that commenced operation in the second quarter of 2018. The decrease in lease revenue in the third quarter of 2019 was driven primarily by a mix shift of systems revenue from leases to purchases as compared to the prior year period.

Gross profit for the third quarter of 2019 decreased $0.9 million, or 4.8%, to $18.8 million, compared to $19.7 million in the third quarter of 2018. The decrease in gross profit is primarily due to lower average selling prices on systems sales and increased services revenue at lower margins. Gross margin was 71.8% of revenue in the third quarter of 2019, compared to 77.0% of revenue in the third quarter of 2018. The decrease in gross profit percentage is primarily related to an increase in cost of goods sold mainly due to a large chain account sale in Asia at a lower margin and lower selling prices on sales of certain certified pre-owned systems.

Operating expenses for the third quarter of 2019 increased $6.7 million, or 36.1%, to $25.3 million, compared to $18.6 million in the third quarter of 2018. The increase in operating expenses was primarily driven by an increase of $7.0 million, or 105.2% year-over-year, in general and administrative expenses, partially offset by a decrease of $0.6 million, or 5.8%, in sales and marketing expenses. Total operating expenses, specifically general and administrative expenses, in the third quarter of 2019 include approximately $5.0 million of costs related to the merger with Restoration Robotics which did not exist in the prior year period. Excluding the costs related to the merger with Restoration Robotics in the period, total general and administrative expenses increased approximately $2.0 million, or 30.3%, to $8.6 million, compared to $6.6 million in the third quarter of 2018. The increase in general and administrative expenses, excluding the unusual and non-recurring costs and expenses, was primarily due to continued investment in corporate infrastructure including expanded infrastructure in Asia-Pacific, Latin America and Europe, the related general and administrative expenses resulting from the NeoGraft acquisition and the launch of the 2two5 internal advertising in mid-2018.

Operating loss for the third quarter of 2019 was $6.6 million, compared to operating income of $1.1 million in the third quarter of 2018.

Net loss attributable to Venus Concept Ltd. holders for the third quarter of 2019 was $8.6 million, or $1.02 per share, compared to net loss attributable to Venus Concept Ltd. holders of approximately $1.4 million, or $0.17 per share, in the third quarter of 2018. Weighted average shares used to compute net loss attributable to Venus Concept Ltd. holders per share were 8.5 million and 8.2 million for the third quarters of 2019 and 2018, respectively.

Adjusted EBITDA income for the third quarter of 2019, was $28 thousand, compared to adjusted EBITDA income of $1.7 million in the third quarter of 2018.

First Nine Months of 2019 Financial Results:

Total revenue for the nine months ended September 30, 2019 increased $4.6 million, or 6.2%, to $78.6 million, compared to $74.0 million for the nine months ended September 30, 2018. The increase in total revenue, by geography, was driven by an increase of approximately $2.2 million, or 5.4%, in international sales and an increase of $1.7 million, or 5.7%, in U.S. sales. The increase in total revenue, by product category, was driven primarily by an increase of approximately $5.2 million, or 32.3%, in system revenue, an increase of $2.6 million, or 136.2%, in service revenue and an increase of $0.9 million, or 29.0%, in product revenue which was partially offset by a decrease of $4.1 million, or 7.7%, in lease revenue compared to the prior year period.

Net loss attributable to Venus Concept Ltd. holders for the nine months ended September 30, 2019 was $19.8 million, or $2.38 per share, compared to net loss attributable to Venus Concept Ltd. holders of $1.7 million, or $0.21 per share, for the nine months ended September 30, 2018. Weighted average shares used to compute net loss attributable to Venus Concept Ltd. holders per share were 8.3 million and 8.2 million for the nine months ended September 30, 2019 and 2018, respectively.

Adjusted EBITDA loss for the nine months ended September 30, 2019 was $984 thousand, compared to adjusted EBITDA income of $7.4 million for the nine months ended September 30, 2018.

The Company had $15.7 million and $6.8 million of cash and cash equivalents as of September 30, 2019 and December 31, 2018, respectively. During the nine months ended September 30, 2019, the Company drew $10.0 million on a term loan facility with Madryn Health Partners, LP, $1.9 million on a credit facility with City National Bank of Florida and issued an aggregate principal amount of $29.1 million unsecured senior subordinated convertible promissory notes to certain existing investors. The Company had total debt obligations of approximately $98.0 million as of September 30, 2019, including line of credit borrowings of $7.6 million and convertible promissory notes of $29.4 million, compared to total debt obligations of approximately $56.5 million at December 31, 2018, including line of credit borrowings of $5.6 million.

Combined Company 2019 Revenue Outlook:

The Company continues to expect total revenue for the combined company in the range of $123.0 million to $126.0 million for the twelve months ending December 31, 2019.

Restoration Robotics, Inc. / Merger Update:

Restoration Robotics today filed with the Securities and Exchange Commission its financial results for the three and nine months ended September 30, 2019 on Form 10-Q, which is available at sec.gov.

About Venus Concept

Venus Concept is an innovative global medical aesthetic technology leader with a broad product portfolio of minimally invasive and non-invasive medical aesthetic technologies and reach in over 60 countries and 29 direct markets. Venus Concept focuses its product sales strategy on a subscription-based business model in North America and in its well-established direct global markets. Venus Concept’s product portfolio consists of aesthetic device platforms, including Venus Versa, Venus Legacy, Venus Velocity, Venus Fiore, Venus Viva, Venus Freeze Plus, and Venus Bliss. Venus Concept’s hair restoration division includes NeoGraft, an automated hair restoration system that facilitates the harvesting of follicles during a FUE process and the ARTAS® and ARTAS iX™ Robotic Hair Restoration Systems, which harvest follicular units directly from the scalp and create recipient implant sites using proprietary algorithms. Venus Concept has been backed by leading healthcare industry growth equity investors including EW Healthcare Partners (formerly Essex Woodlands), HealthQuest Capital, Longitude Capital Management, and Aperture Venture Partners.

Cautionary Statement Regarding Forward-Looking Statements

This communication contains “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements, as they relate to Venus Concept, including the expected revenue, operating results and other financial information, involve risks and uncertainties that may cause results to differ materially from those set forth in the statements. These statements are based on current plans, estimates and projections, and therefore, you are cautioned not to place undue reliance on them. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. Venus Concept undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise, except to the extent required by law. Forward-looking statements are not historical facts, but rather are based on current expectations, estimates, assumptions and projections about the business and future financial results of the medical device industry, and other legal, regulatory and economic developments. We use words such as “anticipates,” “believes,” “plans,” “expects,” “projects,” “future,” “intends,” “may,” “should,” “could,” “estimates,” “predicts,” “potential,” “continue,” “guidance,” and similar expressions which are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Actual results could differ materially from the results contemplated by these forward-looking statements. Material factors that could cause actual results to differ materially from current expectations include, without limitation, the following: the progress of the commercialization, marketing and manufacturing capabilities for the combined company’s products; the number of Venus Concept systems that are sold; the success of the commercial launch of Venus Bliss; the timing or likelihood of regulatory filings and approvals for products; the expected synergies from the merger; and the expected revenue for the combined company. Venus Concept cannot give any assurances that the combined company will achieve its expectations.

The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties that affect the business of Venus Concept described in the “Risk Factors” section contained in the Registration Statement on Form S-4 and the prospectus and definitive proxy statement contained therein for the merger of Restoration Robotics and Venus and described in the “Risk Factors” section of Restoration Robotics Annual Report on Form 10-K for the year ended 2018 filed on March 20, 2019 and as amended on April 29, 2019, the Restoration Robotics’ Quarterly Report on Form 10-Q for the quarter ended September 30, 2019 filed on November 14, 2019, as well as any reports that Venus Concept may filed with the SEC in the future. All forward-looking statements included in this press release are based upon information available to Venus Concept as of the date hereof, and Venus Concept assumes no obligation to update or revise such forward-looking statements to reflect events or circumstances that subsequently occur or of which Venus Concept hereafter becomes aware.

Investor Relations Contact:

Westwicke Partners on behalf of Venus Concept

Mike Piccinino, CFA

VenusConceptIR@westwicke.com

Venus Concept Ltd.

Condensed Consolidated Balance Sheets

(In thousands, except share data)

	As of
	September 30, 2019	December 31, 2018
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$15,732	$6,758
Trade receivables, net of allowance for doubtful accounts of $3,406 ($4,408 as of December 31, 2018)	59,144	42,663
Notes receivable	4,500	—
Inventories	15,777	20,261
Prepaid expenses	777	1,148
Other current assets	6,641	3,775

Total current assets	102,571	74,605

Long-term assets
Long-term portion of trade receivables	38,074	38,201
Property and equipment, net	3,335	3,381
Deferred tax assets	269	297
Intangible assets	4,851	5,252
Goodwill	2,603	2,603
Severance pay funds	849	791

Total non-current assets	49,981	50,525

Total assets	152,552	125,130

Liabilities
Current liabilities
Trade payables	$7,766	$8,625
Line of credit	7,572	5,655
Unearned interest income	3,965	3,849
Convertible promissory notes	29,420	—
Accrued expenses and other current liabilities	16,138	11,945

Total current liabilities	64,861	30,074

Long-term liabilities
Long-term debt	60,981	50,892
Deferred tax liabilities	2,332	1,893
Unearned interest income	1,794	1,752
Other long-term liabilities	3,725	4,064

Total non-current liabilities	68,832	58,601

Total liabilities	133,693	88,675

Commitments and contingencies (Note 11)
Shareholders’ equity
Share capital
Series A preferred shares of 0.0003 par value:
2,192,736 shares authorized, issued and outstanding at September 30, 2019 and December 31, 2018	—	—
Series B preferred shares of 0.0003 par value:
4,714,034 shares authorized, 4,564,034 shares issued and outstanding at September 30, 2019 and December 31, 2018	—	—
Series C preferred shares of 0.0003 par value:
8,015,320 shares authorized, 8,003,319 shares issued outstanding at September 30, 2019 and December 31, 2018	—	—
Series C-1 preferred shares of 0.0003 par value:
98,807 shares authorized and issued outstanding at September 30, 2019 and December 31, 2018	—	—
Series D preferred shares of 0.0003 par value:
1,122,216 shares authorized, issued and outstanding at September 30, 2019 and December 31, 2018	—	—
Ordinary shares of 0.0003 par value:
83,856,887 and 84,979,103 shares authorized at September 30, 2019 and December 31, 2018; 8,580,959 and 8,276,229 shares issued and outstanding at September 30, 2019 and December 31, 2018, respectively	57,459	57,101
Additional paid-in capital	11,937	10,399
Accumulated deficit	(54,890)	(35,067)
Treasury shares, at cost; 1,800 shares as at September 30, 2019 and December 31, 2018	—	—

Total Venus Concept Ltd. shareholders’ equity	14,506	32,433
Non-controlling interest	4,353	4,022

Total shareholders’ equity	18,859	36,455

Total liabilities and shareholders’ equity	$152,552	$125,130

Venus Concept Ltd.

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Revenue
Leases	$16,427	$17,869	$48,812	$52,885
Products and services	9,727	7,724	29,740	21,082

Total revenue	26,154	25,593	78,552	73,967
Cost of goods sold
Leases	3,502	3,726	14,148	10,120
Products and services	3,884	2,152	7,497	6,540

Total cost of goods sold	7,386	5,878	21,645	16,660

Gross profit	18,768	19,715	56,907	57,307

Selling and marketing	9,201	9,770	28,983	26,311
General and administrative	13,556	6,605	31,731	18,631
Research and development	1,686	1,713	5,667	4,856
Provision for bad debts	889	530	2,906	1,727

Total operating expenses	25,332	18,618	69,287	51,525

(Loss) income from operations	(6,564)	1,097	(12,380)	5,782
Foreign exchange loss	396	886	409	1,675
Finance expenses	2,097	1,438	5,904	4,240

Total other expense, net	2,493	2,324	6,313	5,915
Loss before income taxes	(9,057)	(1,227)	(18,693)	(133)
Income tax (benefit) expense	(80)	(43)	867	1,027

Net loss	(8,977)	(1,184)	(19,560)	(1,160)

Allocation of net (loss) income
Loss attributable to Venus Concept Ltd.	(8,640)	(1,363)	(19,823)	(1,736)
(Loss) income attributable to non-controlling interest	(337)	179	263	576

	(8,977)	(1,184)	(19,560)	(1,160)

Net loss per share:
Basic	$(1.02)	$(0.17)	$(2.38)	$(0.21)

Weighted-average number of shares used in per share calculation:
Basic	8,472	8,233	8,345	8,184

Use of Non-GAAP Financial Measures

Adjusted EBITDA is a non-GAAP measure defined as net loss income before foreign exchange loss, financial expenses, income tax expense, depreciation and amortization, stock-based compensation and non-recurring items for a given period. Adjusted EBITDA is not a measure of Venus Concept’s financial performance under U.S. GAAP and should not be considered an alternative to net income or any other performance measures derived in accordance with U.S. GAAP. Accordingly, you should consider Adjusted EBITDA along with other financial performance measures, including net income, and Venus Concept’s financial results presented in accordance with U.S. GAAP. Other companies, including companies in Venus Concept’s industry, may calculate Adjusted EBITDA differently or not at all, which reduces its usefulness as a comparative measure. Venus Concept understands that although Adjusted EBITDA is frequently used by securities analysts, lenders and others in their evaluation of companies, Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of Venus Concept’s results as reported under U.S. GAAP. Some of these limitations are: Adjusted EBITDA does not reflect Venus Concept’s cash expenditures or future requirements for capital expenditures or contractual commitments; Adjusted EBITDA does not reflect changes in, or cash requirements for, Venus Concept’s working capital needs; and although depreciation is a non-cash charge, the assets being depreciated will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements.

Venus Concept believes that Adjusted EBITDA is a useful measure for analyzing the performance of Venus Concept’s core business because it facilitates operating performance comparisons from period to period and company to company by backing out potential differences caused by changes in foreign exchange rates that impact financial assets and liabilities denominated in currencies other than the U.S. dollar, tax positions (such as the impact on periods or companies of changes in effective tax rates), the age and book depreciation of fixed assets (affecting relative depreciation expense), stock-based compensation expense (because it is a non-cash expense) and non-recurring items as explained above.

Venus Concept Ltd.

Reconciliation of Net Income to Non-GAAP Adjusted EBITDA

(Unaudited)

The following reconciliation of net loss to Adjusted EBITDA for the periods presented:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Net loss	$(8,977)	$(1,184)	$(19,560)	$(1,160)
Add back:
Foreign exchange loss	396	886	409	1,675
Finance expenses	2,097	1,438	5,904	4,240
Income tax expense	(80)	(43)	867	1,027
Depreciation and amortization	329	241	1,064	734
Stock-based compensation expense	313	328	1,732	891
Non-recurring items (1)	5,950	—	8,600	—

Adjusted EBITDA	$28	$1,666	$(984)	$7,407

(1)	For the three and nine months ended September 30, 2019, Venus Concept had two non-recurring items:

•	The expenses related to the merger with Restoration Robotics Inc., mainly presented by professional fees related to a business combination transaction.

•	The expenses related to a patent infringement case (mainly professional fees).

Both items are considered unusual, and therefore, non-recurring in nature.